UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 6, 2007

Answers Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street

Suite 1101

New York, NY 10001

(Address of Principal Executive Offices)

+972-2-649-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 7.01               Regulation FD Disclosure.

On November 6, 2007 at approximately 4:30 p.m. EST, members of the management team of Answers Corporation (the “Company”) hosted the Company’s third quarter 2007 earnings conference call (the “Earnings Call”). At the culmination of management’s prepared remarks, a questions and answers session was held, during which the following information was provided by the Company:

1.               Lexico Publishing Group LLC’s (“Lexico”) traffic data for the first 9 months of 2007 demonstrated growth of 29% compared to traffic data for the first nine months of 2006. The Company estimates that Lexico’s traffic will show  25 - 30% page view growth for 2007. The Company also estimates that Lexico’s page view growth rate for 2008 will fall within a range of 10% to 18%.

2.               Of the $304,000 of ad revenue generated by WikiAnswers in Q3 2007, $25,000 to $30,000 were the result of direct advertising sales.

3.               With respect to the 2008 revenue range guidance of $28 million to $30 million, the Company provided a breakdown of the forecasted revenues for each of the Company and Lexico, as follows:

a.               Company:                          $16 million - $17 million

b.              Lexico:                                           $12 million - $13 million

4.               The Company is expecting direct advertising sales in 2008 to fall within a range of $3 million to $4.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERS CORPORATION

By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer

Dated: November 7, 2007